EXHIBIT 23-1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-70953, No. 333-72747, No. 333-58170, No. 333-123397, No. 333-123398, No. 333-133050, and No. 333-134561) on Form S-8 of Superior Bancorp (formerly, The Banc Corporation) of our report dated June 29, 2006 relating to our audits of the statements of net assets available for plan benefits of The Banc Corporation 401(k) Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2005, and the related supplemental schedule of schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2005, which appears in this Annual Report on Form 11-K of The Banc Corporation 401(k) Plan for the year ended December 31, 2005.
/s/ Carr, Riggs & Ingram, LLC
Montgomery, Alabama
June 29, 2006